Exhibit 99

PPG Industries

PPG Industries, Inc. One PPG Place Pittsburgh, Pa. 15272 USA www.ppg.com
News	Contact: Jeff Worden 412-434-3046 Investors: Douglas B. Atkinson 412-434-2120

PPG reports strong volume, EPS growth

in third quarter

PITTSBURGH, Oct. 22, 2004 – PPG Industries reported today third quarter net income of $194 million, or $1.12 a share, including aftertax charges of $4 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002 and $3 million, or 2 cents a share, to reflect the previously announced decision to begin expensing stock options in 2004; and income of $5 million, or 3 cents a share, to reflect the benefit of Medicare prescription drug legislation. Sales were $2.41 billion.

This compares with third quarter 2003 net income of $142 million, or 83 cents a share, including an aftertax charge of $5 million, or 3 cents a share, to reflect the net increase in the value of the asbestos settlement. Sales were $2.21 billion.

For the first nine months of 2004, PPG recorded net income of $500 million, or $2.89 a share, including aftertax charges of $13 million, or 8 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement and $10 million, or 6 cents a share, to reflect the expensing of stock options in 2004; and income of $13 million, or 7 cents a share, to reflect the benefit of Medicare legislation. Sales were $7.10 billion.

For the first nine months of 2003, PPG recorded net income of $372 million, or $2.18 a share, which includes aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations; $15 million, or 9 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement; and $2 million, or 1 cent a share, for restructuring. Sales for the first nine months of 2003 were $6.58 billion.

“Our strong performance this quarter continues to reflect the benefits of actions we have taken to improve the quality of our business portfolio aided by the continued expansion of the global industrial economy,” said Raymond W. LeBoeuf, chairman and chief executive officer. “In addition, our results reflect our continued success in reducing costs and improving productivity. These PPG hallmarks will play a critical role in our performance amid the ongoing challenges of higher energy and raw material costs.

“While the rates of growth may vary from market to market and country to country, we believe the odds favor continued growth in the global economy,” LeBoeuf added. “Under these conditions, we expect strong cash flow to continue. In the third quarter we generated about $350 million in cash from operations, enabling us to retire more than $300 million in debt and reduce our debt-to-total capital ratio to the lower end of our target range of 30 to 40 percent. Given our strong cash position, we will complete the purchase of $100 million of our stock by year end, as previously announced.”

The effective tax rate for full year 2004 is estimated to be 31.5 percent compared with an estimate of 34 percent in the second quarter. The year-to-date impact of the change in the estimate has been reflected in the third quarter results of operations.

Coatings sales increased $97 million, or 8 percent, as stronger volumes across all businesses and the strengthening of foreign currencies were offset slightly by lower prices in the automotive business. Operating earnings were up $11 million. Improved volumes, lower pension and postretirement medical costs and the favorable effects of foreign currency translation increased operating earnings. The impact of cost inflation, including raw materials, and lower selling prices reduced operating earnings.

Glass sales increased $10 million, or 2 percent, as higher volumes in the fiber glass and flat glass businesses and the strengthening of foreign currencies more than offset lower selling prices across all businesses. Operating earnings were up $20 million. Improved manufacturing efficiencies, higher other income, increased volumes and lower pension and postretirement medical costs increased operating earnings. The impact of lower selling prices, cost inflation and higher energy costs reduced operating earnings.

Chemicals sales increased $96 million, or 22 percent, on higher volumes primarily for commodity and optical products, higher selling prices for commodity products and the strengthening of foreign currencies. Operating earnings were up $31 million as improved volumes, higher selling prices and lower environmental remediation costs more than offset higher energy and raw material costs.

Beginning Jan. 1, PPG adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of Jan. 1.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the company’s retiree medical benefits program and take the subsidy available under the act. The impact of this decision lowers the company’s other postretirement medical cost, which for the three and nine months ended Sept. 30, 2004 increased net income by $5 million, or 3 cents a share, and $13 million, or 7 cents a share, respectively.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding third quarter 2004 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Oct. 29. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein.

Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in such rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2004	2003	2004	2003
Net sales	$2,409	$2,206	$7,102	$6,581
Cost of sales	1,516	1,370	4,473	4,157

GROSS PROFIT	893	836	2,629	2,424
Other expenses (earnings):
Selling & other	496	466	1,495	1,376
Depreciation	88	93	268	275
Interest	22	25	70	81
Amortization	8	7	23	22
Asbestos settlement - net	6	8	21	24
Business restructuring	—	—	—	4
Other income - net	(21)	(2)	(46)	(11)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	294	239	798	653
Income tax expense	82	86	250	234
Minority interest	18	11	48	41

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	194	142	500	378
Cumulative effect of accounting change, net of tax	—	—	—	(6)

NET INCOME	$194	$142	$500	$372

Earnings per common share:
Income before cumulative effect of accounting change	$1.13	$0.83	$2.91	$2.22
Cumulative effect of accounting change, net of tax	—	—	—	(0.03)

Earnings per common share:	$1.13	$0.83	$2.91	$2.19

Earnings per common share - assuming dilution:
Income before cumulative effect of accounting change	$1.12	$0.83	$2.89	$2.21
Cumulative effect of accounting change, net of tax	—	—	—	(0.03)

Earnings per common share - assuming dilution:	$1.12	$0.83	$2.89	$2.18

Average shares outstanding	171.8	169.9	171.5	169.7

Average shares outstanding - assuming dilution	173.2	171.0	172.9	170.6

Effective January 1, 2004, the Company adopted the fair value method of recording stock-based compensation, as defined by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” for stock options awarded to employees after the date of adoption and for previously issued stock options that were not vested as of January 1, 2004. This adoption increased stock-based compensation expense by $3 million aftertax, or 2 cents a share, and $10 million aftertax, or 6 cents a share, for the three and nine months ended September 30, 2004, respectively.

(continued)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the Company’s retiree medical benefits program and take the subsidy available under the act. The impact of this decision lowers the Company’s other postretirement medical cost, which for the three and nine months ended September 30, 2004 increased net income by $5 million, or 3 cents a share, and $13 million, or 7 cents a share, respectively.

Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” The adoption of this standard resulted in a charge for the cumulative effect of an accounting change of $6 million aftertax, or 3 cents a share, in the first quarter of 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	Sept. 30 2004	Dec. 31 2003
	(millions)
Current assets:
Cash & cash equivalents	$561	$499
Receivables - net	1,809	1,631
Inventories	1,010	997
Other	451	410

Total current assets	3,831	3,537
Investments	281	265
Property less accumulated depreciation	2,420	2,566
Goodwill & identifiable intangible assets	1,660	1,652
Other assets	407	404

TOTAL	$8,599	$8,424

Current liabilities:
Short-term debt & current portion of long-term debt	$165	$327
Asbestos settlement	394	308
Accounts payable & accrued liabilities	1,663	1,504

Total current liabilities	2,222	2,139
Long-term debt	1,200	1,339
Asbestos settlement	433	500
Deferred income taxes	102	88
Accumulated provisions	1,273	1,310
Minority interest	114	137
Shareholders’ equity	3,255	2,911

TOTAL	$8,599	$8,424

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2004	2003	2004	2003
	(millions)
Net sales
Coatings	$1,318	$1,221	$3,946	$3,594
Glass	559	549	1,680	1,639
Chemicals	532	436	1,476	1,348

TOTAL	$2,409	$2,206	$7,102	$6,581

Operating income
Coatings (A)	$199	$188	$609	$535
Glass	46	26	141	60
Chemicals (A)	95	64	186	178

TOTAL	340	278	936	773
Interest expense - net	(19)	(23)	(62)	(74)
Asbestos settlement - net	(6)	(8)	(21)	(24)
Compensation cost associated with stock options	(4)	—	(15)	—
Other unallocated corporate expense - net (A)	(17)	(8)	(40)	(22)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$294	$239	$798	$653

(A)	Prior to 2004, the pension and other postretirement benefit costs for U.S. salaried retirees were allocated to businesses based on their active U.S. salaried payroll dollars. In 2004, the Company revised its allocation method to more appropriately reflect these costs by business based on the salaried retiree’s work location at retirement. For comparative purposes, segment operating income for 2003 in the above table has been revised to reflect this change in allocation method, which resulted in an increase in our coatings segment operating income of approximately $3 million and $9 million, a reduction in our chemicals segment operating income of approximately $1 million and $3 million and an increase in other unallocated corporate expense - net of approximately $2 million and $6 million for the three and nine months ended September 30, 2003, respectively.